Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-141703 333-141703-01 and 333-141703-02

PRICING TERM SHEET DATED MARCH 3, 2008

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2008-2)

$1,000,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2008-2)
Principal Amount	$1,000,000,000
Interest Rate	One-month LIBOR plus 1.00%
Required Ratings (Moody’s / S&P / Fitch)	Aaa / AAA / AAA
Expected Maturity Date	March 15, 2010
Weighted Average Life	2.01 years
Legal Final Maturity Date	September 17, 2012
Pricing Date	March 3, 2008
Settlement Date	March 11, 2008
Underwriters	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$143,000,000
	Morgan Stanley & Co. Incorporated	$143,000,000
	Citigroup Global Markets Inc.	$142,800,000
	Deutsche Bank Securities Inc.	$142,800,000
	Greenwich Capital Markets, Inc.	$142,800,000
	J.P. Morgan Securities Inc.	$142,800,000
	RBC Capital Markets Corporation	$142,800,000
Underwriting Discounts and Commissions	0.150%
Underwriting Concessions	0.090%
Underwriting Reallowance	0.045%
Price to Public	100%
Proceeds to Discover Card Execution Note Trust	$998,500,000
Estimate of Expenses	$730,000

Minimum Principal Receivables Balance[1] , [2]	$30,807,005,376.34
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance[2]	$6,637,120,602.50
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust[2]	17.73%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2008-2) notes.

[2]

Minimum Principal Receivables as of March 3, 2008, after giving effect to the issuance of the Class A(2008-2) notes, and amounts and percentages in excess of Principal Receivables as of January 31, 2008.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-141703, 333-141703-01 and 333-141703-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the prospectus supplement and accompanying prospectus for the Class A(2008-1) DiscoverSeries notes filed pursuant to Rule 424(b) on January 11, 2008, as superseded or supplemented by the tranche term sheet for these Class A(2008-2) Notes previously distributed to prospective investors and to be filed pursuant to Rule 433 on March 3, 2008, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the term sheet if you request it by calling toll-free 1-866-500-5408.